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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-39300 of Coherent, Inc. on Form S-3 of our report dated November 1, 1999 included in the Annual Report on Form 10-K of Coherent, Inc. for the year ended October 2, 1999, and to the use in such Amendment of our report dated November 1, 1999 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
July 24, 2000